TUCSON ELECTRIC POWER COMPANY
                           GENERAL PROVISIONS APPLICABLE TO
                        PERFORMANCE SHARE AWARDS GRANTED UNDER
                           THE TUCSON ELECTRIC POWER COMPANY
                         1994 OMNIBUS STOCK AND INCENTIVE PLAN

                          (Applicable to July 1, 1997 Awards)

These General Provisions shall apply to a Performance Share Award if they are incorporated by reference in the applicable
Performance Share Award Agreement and shall be constructed as provisions of the Performance Share Award Agreement.

1. DEFINED TERMS. Unless otherwise expressly provided herein, capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Performance Share Award Agreement.

2.     OWNERSHIP RIGHTS.

       (a) Restrictions on Transfer. Neither the Performance Share Award, the Performance Shares nor, at any time prior to the time that the Performance Shares shall have become vested and shares of Common Stock are issued and held of record by the Employee, any shares of Common Stock underlying or issuable in respect of such Performance Share Award, nor any interest therein or amount payable in respect thereof, may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution.

       (b) Dividends; Voting Rights. The Employee shall have no rights as a stockholder of the Company, including dividend rights and voting rights, with respect to the Performance Shares and any shares of Common Stock underlying or issuable in respect of such Performance Shares until such shares of Common Stock are actually issued and held of record by him or her.

3. VESTING. The number of Performance Shares which vest shall be determined on December 31, 2001 (the "Vesting Date").

       As soon as administratively practicable after the Vesting Date, the Committee shall, in its sole discretion, determine the Total Shareholder Return. For this purpose "Total Shareholder Return" shall equal (i) the Fair Market Value (as such term is defined in the Plan) of a share of Common Stock on the Vesting Date plus the aggregate amount (without interest) of cash dividends paid on a single share of Common Stock after the Award Date and before the Vesting Date, divided by (ii) $14.50.

       The Committee shall then, in its sole discretion and on a substantially similar basis, compute the total shareholder return for each corporation in the Peer Group for the same period (commencing with the Award Date and ending on the Vesting Date). For this purpose, "Peer Group" shall mean each corporation which is, as of the Vesting Date, included in the S&P Electric Utility Index, or, if such index is not available, a substantially similar index or group of corporations selected by the Committee. The Committee may make appropriate adjustments for corporations included in such index which were not in existence on the Award Date.

       The Committee shall then rank the performance of the Company against the corporations in the Peer Group based on each entity's total shareholder return.

       The number of Performance Shares which shall vest shall be determined by multiplying (X) the percentage that corresponds to the Company's percentile ranking in the following table, by (y) the Target Number of Shares; provided, however, that no Performance Shares shall vest if the Company's Total Shareholder Return is negative unless the Company's percentile ranking versus the Peer Group is above the 50th percentile.

          Percentile Ranking of Company           Percent of Target
                                                  Number
          Versus Peer Group                       of Shares That Vest

          Below 30th                              0%

          At 30th                                 50%

          Above 30th, but below 90th              Straight line interpolation
                                                  between 50% and 150%
                                                  calculated with respect
                                                  to actual percentile
                                                  ranking between 30th
                                                  and 90th (that is, at
                                                  60th percentile, vesting
                                                  percentage would equal
                                                  100%)

          At or above 90th                        150%

4. PAYMENT IN SHARES. As soon as administratively practicable after the Committee has made the determinations required pursuant to Section 3, the Company shall deliver to the Employee (or such other person as may be entitled to receive the shares in the event of the Employee's death) one share of Common Stock for each Performance Share which shall have become vested in accordance with Section 3 (unless the Employee terminates employment prior to the Vesting Date, in which case the number of shares of Common Stock deliverable to the Employee shall be determined under
       Section 8). The Employee or such other person shall deliver to the Company any representations or assurances required pursuant to Section 6. The delivery of shares of Common Stock shall be in complete satisfaction of any and all rights of the Employee in respect of the Performance Share Award and any and all obligations of the Company in respect thereof. The Employee shall have no rights with respect to any Performance Shares which fail to vest on the Vesting Date. In no event shall the Employee receive more than the Maximum Number of Shares in respect of the Performance Share Award.

5. ADJUSTMENTS UPON SPECIFIED EVENTS. Upon the occurrence of certain events relating to the Company's stock contemplated by Section 5.3 of the Plan, the Committee shall make adjustments if appropriate in the number of Performance Shares contemplated by the Performance Share Award Agreement, the limits contained in Section 1 of the Performance Share Award Agreement and the number and kind of securities that may be issued in respect thereof.

       The Committee, in its sole discretion, may adjust the Company's Total Shareholder Return or the total shareholder return of a Peer Group Corporation (i) to account for a change in corporate capitalization, a corporate transaction (such as a reorganization, combination, separation, or merger) or a complete or partial corporate liquidation,
       (ii) to disregard the effect of any change in accounting policies or practices affecting the entity or the determination of shareholder return, (iii) to adjust for any other circumstance or event deemed to be material by the Committee, or (iv) any combination of the foregoing.

6. COMPLIANCE; APPLICATION OF SECURITIES LAWS. Notwithstanding anything else contained herein to the contrary, no shares of Common Stock shall be delivered and no shares shall be offered for sale by the Employee (consistent with Section 2) unless and until any then applicable requirements of the Securities and Exchange Commission or any other regulatory agency having jurisdiction and any exchanges upon which the Common Stock may be listed shall have been fully satisfied. Upon the Company's request, the Employee, or any other person entitled to such shares of Common Stock pursuant to this Performance Share Award, shall provide a written assurance of compliance (or representations reasonably requested by the Company to assure such compliance) satisfactory to the Company.

7. WITHHOLDING TAX. The Employee agrees that, in the event the award of Performance Shares or the vesting or payment of shares of Common Stock or other property in respect thereof results in the Employee's realization of income which for federal, state or local income tax purposes is, in the opinion of counsel for the Company, subject to withholding of tax at source by the Company (or a Subsidiary), the Employee will pay to the Company an amount equal to such withholding tax (or the Company or a Subsidiary may withhold such amount from the Employee's salary or from other amounts payable to the Employee).

       To the extent permissible under tax, securities and other laws, the Company may, in its sole discretion, allow the Employee to satisfy a tax withholding requirement (i) by using already owned (and fully vested) shares; (ii) through a cashless transaction; or (iii) by directing the Company to apply shares of stock to which the Employee is entitled as a result of the vesting of the Performance Share Award.

8.     TERMINATION OF EMPLOYMENT.

       (a) Termination of Employment. In the event that Employee terminates employment with the Company for any reason other than those set forth in subsections 8(b) and 8(c) prior to the Vesting Date, then the Performance Share Award shall, upon such termination of employment, automatically be terminated and no shares of Common Stock shall be issued thereunder; provided, however, that in the event of an involuntary termination of Employee's employment, the Committee may, in its sole discretion, waive the automatic termination of the Performance Share Award (in whole or in part) and any remaining Performance Shares shall continue to be eligible for vesting on the Vesting Date in accordance with subsection 8(d) and shall be subject to such new restrictions as the Committee, in its discretion, may impose.

       (b) Retirement. In the event that Employee retires after attaining normal retirement age under the Company's Salaried Employees Retirement Plan or the Pension Trust Plan for Employees of Tucson Electric Power Company represented by IBEW Local 1116, the Performance Shares subject to the Performance Share Award shall continue to be eligible for vesting on the Vesting Date in accordance with subsection 8(d). In the event that the Employee terminates employment with the Company because of Early Retirement under the Salaried Employees Pension Plan, such Early Retirement shall be deemed to be, for purposes of the Performance Share Award, a termination of employment subject to the provisions of subsection 8(a) and not a retirement after attaining normal retirement age under this subsection 8(b).

       (c) Death or Disability. If the employment of the Employee terminates by reason of death or Disability (as such term is defined in the Plan), the Performance Shares subject to the Performance Share Award shall continue to be eligible for vesting on the Vesting Date in accordance with subsection 8(d).

       (d) Payment after Termination of Employment. In the event that Performance Shares remain eligible for vesting under subsection 8(a), 8(b), or 8(c) after the Employee's termination of employment, then the number of Performance Shares in which he or she will become vested upon the Vesting Date shall equal: (i) the number of Performance Shares which would have vested on the Vesting Date had the Employee not terminated employment (determined pursuant to Section 3); multiplied by (ii) the number of full months occurring after the Award Date but prior to the date of the Employee's termination of employment with the Company, divided by the maximum number of months (rounded to the nearest whole month) occurring between the Award Date and the Vesting Date.

9. CONTINUANCE OF EMPLOYMENT. Notwithstanding any commitment of the Employee to remain in the Employ of the Company, the grant of the Performance Share Award shall not confer upon the Employee any right with respect to the continuation of his or her employment by the Company or any Subsidiary (as such term is defined in the Plan) or alter or interfere in any way with the right of the Company or of any Subsidiary at any time to terminate such employment or to change the compensation of the Employee or other terms of his or her employment; and neither shall these terms alter or in any way affect the rights of the Company or the Employee under any other written employment agreement between them, except as expressly provided herein.

       [DOES A "CHANGE IN CONTROL" (AS SUCH TERM IS DEFINED IN THE
       PLAN) HAVE ANY EFFECT ON THE PERFORMANCE SHARE AWARD?
       (E.G., ACCELERATED VESTING OR GUARANTEED MINIMUM LEVEL OF
       VESTING.)]